Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226

Contact:  Mark R. Gerke
Chief Financial Officer
414.459.4012
markgerke@wsbonline.com

Waterstone Financial, Inc. Announces Results of Operations for the Quarter and Six Months Ended June 30, 2017.
WAUWATOSA, WI – 07/26/2017 – Waterstone Financial, Inc. (NASDAQ: WSBF), holding company for WaterStone Bank, reported net income per diluted share of $0.32 for the quarter ended June 30, 2017, which represents a 10.3% increase compared to net income per diluted share of $0.29 for the quarter ended June 30, 2016.  Net income per diluted share was $0.55 for the six months ended June 30, 2017, compared to net income per diluted share of $0.43 for the six months ended June 30, 2016.
"We are pleased with our strong results in the second quarter," said Douglas Gordon, CEO of Waterstone Financial, Inc. "We generated a record $13.5 million in consolidated quarterly pretax income, which represents a 10.0% increase over prior year comparable quarter. The Community Banking segment continued to have strong loan growth and improved net interest margin during the quarter.  The Mortgage Banking segment achieved a quarterly record of $737.9 million in loan originations this quarter which represents a 9.3% growth rate over the second quarter of 2016."

Highlights of the Quarter Ended June 30, 2017

Waterstone Financial, Inc. (Consolidated)

•	Consolidated net income of Waterstone Financial, Inc. totaled $8.9 million for the quarter ended June 30, 2017, compared to $7.8 million for the quarter ended June 30, 2016.
•	Consolidated net income of Waterstone Financial, Inc. totaled $15.5 million for the six months ended June 30, 2017, compared to $11.6 million for the six months ended June 30, 2016.
•	Consolidated return on average assets totaled 1.99% for the quarter ended June 30, 2017 compared to 1.78% for the quarter ended June 30, 2016.
•	Consolidated return on average assets totaled 1.77% for the six months ended June 30, 2017 compared to 1.34% for the six months ended June 30, 2016.
•	Declared and paid a special dividend of $0.50 per share during the quarter ended June 30, 2017.

Community Banking Segment

•	Pre-tax income of the segment totaled $6.9 million for the quarter ended June 30, 2017, which represents a 45.5% increase compared to $4.7 million for the quarter ended June 30, 2016.
•
Net interest income totaled $12.4 million for the quarter ended June 30, 2017, which represents a 24.8% increase compared to $10.0 million for the quarter ended June 30, 2016.  The increase in net interest income, which was driven by loan growth and a decrease in borrowing costs, drove our net interest margin to 3.00% for the quarter ended June 30, 2017 compared to 2.50% for the quarter ended June 30, 2016.

•
Average loans held for investment totaled $1.20 billion during the quarter ended June 30, 2017, which represents an increase of $89.3 million, or 8.0% over the comparable quarter in the prior year.  Total loans increased $47.9 million, or 4.1%, to $1.23 billion at June 30, 2017 compared to $1.18 billion at December 31, 2016.

•
Interest expense on borrowings decreased $1.5 million to $2.2 million for the quarter ended June 30, 2017, compared to $3.7 million for the quarter ended June 30, 2016.  This decrease was primarily driven by a decrease in the average cost of borrowings that resulted from the maturity and replacement of fixed rate borrowings since the beginning of the prior year.  The average cost of borrowings totaled 2.26% during the quarter ended June 30, 2017, compared to 3.88% during the quarter ended June 30, 2016.

•
Driven by margin expansion and continued cost control efforts, the efficiency ratio for the segment improved to 48.8% for the quarter ended June 30, 2017, compared to 57.6% for the quarter ended June 30, 2016.

•	Nonperforming assets as percentage of total assets decreased to 0.71% as of June 30, 2017, compared to 0.76% at March 31, 2017 and 1.11% at June 30, 2016.

Mortgage Banking Segments

•	Pre-tax income of the segment totaled $6.7 million for the quarter ended June 30, 2017, which represents an 11.5% decrease compared to $7.5 million for the quarter ended June 30, 2016.
•
Loans originated for the purpose of sale in the secondary market increased $62.8 million, or 9.3%, to $737.9 million during the quarter ended June 30, 2017, compared to $675.1 million for the quarter ended June 30, 2016.  The increase in originations was driven by an increase in the origination of loans made for the purpose of residential purchases, which yield a higher margin than refinance loans, along with an increase in the origination of mortgage refinance products.  Origination efforts continue to be focused on loans made for the purpose of residential purchases, as opposed to mortgage refinance.  Origination volume relative to purchase activity improved and accounted for 91.7% originations for the quarter ended June 30, 2017 compared to 88.5% of total originations for the quarter ended June 30, 2016.

•	Gross margins on loans sold decreased approximately 5% during the quarter ended June 30, 2017, compared to the quarter ended June 30, 2016.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. (NASDAQ: WSBF) is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, and West Allis, Wisconsin and a commercial lending office in Minneapolis, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which offers mortgage banking offices in 24 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as "may," "expects," "anticipates," "estimates" or "believes."  Such statements are subject to important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) exposure to the deterioration in the commercial and residential real estate markets which could result in increased charge-offs and increases in the allowance for loan losses,  (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in  the allowance for loan losses, (iii) Waterstone's ability to maintain required levels of capital and other current and future regulatory requirements, (iv) the impact of recent and future legislative initiatives on the financial markets, and (v) those factors referenced in Item 1A. Risk Factors in Waterstone's most recent Annual Report on Form  10-K and as may be described from time to time in Waterstone's subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only Waterstone's belief as of the date of this press release.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2017	2016	2017	2016
	(In Thousands, except per share amounts)
Interest income:
Loans	$14,985	14,073	29,223	27,857
Mortgage-related securities	678	790	1,374	1,628
Debt securities, federal funds sold and short-term investments	877	885	1,729	1,859
Total interest income	16,540	15,748	32,326	31,344
Interest expense:
Deposits	1,838	1,835	3,633	3,554
Borrowings	2,221	3,748	4,317	7,642
Total interest expense	4,059	5,583	7,950	11,196
Net interest income	12,481	10,165	24,376	20,148
Provision for loan losses	25	-	(1,186)	205
Net interest income after provision for loan losses	12,456	10,165	25,562	19,943
Noninterest income:
Service charges on loans and deposits	481	616	848	953
Increase in cash surrender value of life insurance	470	471	788	712
Loss on sale of available for sale securities	(107)	-	(107)	-
Mortgage banking income	36,224	34,980	60,911	55,594
Other	173	284	738	537
Total noninterest income	37,241	36,351	63,178	57,796
Noninterest expenses:
Compensation, payroll taxes, and other employee benefits	27,584	25,709	47,579	43,395
Occupancy, office furniture, and equipment	2,527	2,419	5,054	4,755
Advertising	869	655	1,593	1,313
Data processing	633	638	1,231	1,281
Communications	397	372	776	714
Professional fees	717	489	1,324	1,012
Real estate owned	(133)	163	278	307
FDIC insurance premiums	117	155	237	360
Other	3,476	3,631	7,173	6,316
Total noninterest expenses	36,187	34,231	65,245	59,453
Income before income taxes	13,510	12,285	23,495	18,286
Income tax expense	4,622	4,518	8,035	6,658
Net income	$8,888	7,767	15,460	11,628
Income per share:
Basic	$0.32	0.29	0.56	0.43
Diluted	$0.32	0.29	0.55	0.43
Weighted average shares outstanding:
Basic	27,487	26,919	27,406	26,942
Diluted	27,955	27,204	27,913	27,243

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
	June 30,	December 31,
	2017	2016
	(Unaudited)
Assets	(In Thousands, except per share amounts)
Cash	$84,013	$7,878
Federal funds sold	29,382	26,828
Interest-earning deposits in other financial institutions and other short term investments	16,165	12,511
Cash and cash equivalents	129,560	47,217
Securities available for sale (at fair value)	209,079	226,795
Loans held for sale (at fair value)	196,644	225,248
Loans receivable	1,225,762	1,177,884
Less: Allowance for loan losses	14,612	16,029
Loans receivable, net	1,211,150	1,161,855

Office properties and equipment, net	23,170	23,655
Federal Home Loan Bank stock (at cost)	18,675	13,275
Cash surrender value of life insurance	64,978	61,509
Real estate owned, net	4,784	6,118
Prepaid expenses and other assets	28,270	24,947
Total assets	$1,886,310	$1,790,619

Liabilities and Shareholders' Equity
Liabilities:
Demand deposits	$119,585	$120,371
Money market and savings deposits	153,743	162,456
Time deposits	664,065	666,584
Total deposits	937,393	949,411

Borrowings	498,103	387,155
Advance payments by borrowers for taxes	18,842	4,716
Other liabilities	23,965	38,647
Total liabilities	1,478,303	1,379,929

Shareholders' equity:
Common stock	296	294
Additional paid-in capital	325,003	322,934
Retained earnings	179,512	184,565
Unearned ESOP shares	(19,584)	(20,178)
Accumulated other comprehensive income (loss), net of taxes	237	(378)
Cost of shares repurchased	(77,457)	(76,547)
Total shareholders' equity	408,007	410,690
Total liabilities and shareholders' equity	$1,886,310	$1,790,619

Share Information
Shares Outstanding	29,554	29,430
Book Value per share	$13.81	$13.95
Closing market price	$18.85	$18.40
Price to book ratio	136.50%	131.85%

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
SUMMARY OF KEY QUARTERLY FINANCIAL DATA
(Unaudited)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
	(Dollars in Thousands)
Condensed Results of Operations:
Net interest income	$12,481	11,895	11,971	11,325	10,165
Provision for loan losses	25	(1,211)	40	135	-
Total noninterest income	37,241	25,937	31,157	37,412	36,351
Total noninterest expense	36,187	29,058	32,441	35,541	34,231
Income before income taxes	13,510	9,985	10,647	13,061	12,285
Income tax expense	4,622	3,413	4,248	5,556	4,518
Net income	$8,888	6,572	6,399	7,505	7,767
Income per share – basic	$0.32	0.24	0.23	0.28	0.29
Income per share – diluted	$0.32	0.24	0.23	0.27	0.29
Dividends declared per share	$0.62	0.12	0.12	0.08	0.08

Performance Ratios:
Return on average assets - QTD	1.99%	1.54%	1.44%	1.66%	1.78%
Return on average equity - QTD	8.70%	6.44%	6.19%	7.36%	7.86%
Net interest margin - QTD	3.00%	2.97%	2.88%	2.70%	2.50%
Community Banking Segment
Efficiency ratio - QTD	48.76%	55.69%	51.00%	50.85%	57.64%

Return on average assets - YTD	1.77%	1.54%	1.45%	1.45%	1.34%
Return on average equity - YTD	7.56%	6.44%	6.33%	6.38%	5.89%
Net interest margin - YTD	2.98%	2.97%	2.64%	2.56%	2.49%
Community Banking Segment
Efficiency ratio - YTD	52.09%	55.69%	55.40%	57.06%	60.76%

Asset Quality Ratios:
Past due loans to total loans	0.74%	0.71%	0.70%	0.76%	0.71%
Non accrual loans to total loans	0.70%	0.67%	0.84%	0.93%	1.01%
Non performing assets to total assets	0.71%	0.76%	0.89%	1.01%	1.11%